Exhibit 10.1
Transitional Employment Agreement

This Transitional Employment Agreement is made and entered into effective September 4, 2013, by and among Lakeland Financial Corporation, an Indiana corporation, Lake City Bank, an Indiana chartered bank with its main office located in Warsaw, Indiana, and Michael L. Kubacki.  As used in this Agreement, capitalized terms have the meanings set forth in Section 22.

Recitals

A. The Bank is a wholly-owned subsidiary of the Company.

B. Executive is currently employed as the Chief Executive Officer of the Company and the Bank and currently serves as the Chairman of the Board and the Bank Board.

C. The Company and the Bank desire, with Executive’s assistance, to implement a succession plan with respect to Executive’s employment, and Executive desires to provide such assistance.

D. The Company and the Bank desire to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue to be employed by the Company and the Bank pursuant to such terms until Executive’s retirement as of the Company’s 2016 Annual Meeting (the “Retirement Date”).

E. The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company.

F. The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all prior employment agreements between the Parties, whether or not in writing, and to have any such prior employment agreements become null and void as of the Effective Date.

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Employment Period.  The Company shall continue to employ Executive and Executive shall continue to remain employed by the Company during the Employment Period in accordance with the terms of this Agreement.  The “Employment Period” shall be the period beginning on the Effective Date and ending on the Retirement Date, unless sooner terminated as provided herein.

2. Duties.

(a) From the Effective Date through the 2014 Annual Meeting, Executive shall continue to devote Executive’s full business time, energy, and talent to serving as the Chief Executive Officer of the Company and the Bank, subject to the direction of the Independent Board and the Independent Bank Board.

(b) Effective as of the 2014 Annual Meeting, Executive shall resign from the positions of Chief Executive Officer of the Company and the Bank.  From the 2014 Annual Meeting through the 2016 Annual Meeting, Executive shall devote Executive’s full business time, energy, and talent to serving as Executive Chairman of the Company and the Bank, which shall be a full-time executive position, subject to the direction of the Independent Board and the Independent Bank Board.

(c) Executive shall have the duties that are commensurate with Executive’s positions and any other duties that may be assigned to Executive by the Independent Board or the Independent Bank Board, including the duty to assist Executive’s successor in connection with his or her transition into the role of Chief Executive Officer of the Company and the Bank.  Executive shall perform all such duties faithfully and efficiently and shall have such powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the duties required of Executive hereunder.

(d) During the Employment Period, Executive shall continue to serve and/or be nominated to serve as Chairman of the Board and the Bank Board, subject to the election of the applicable shareholders.

(e) Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Independent Board, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any for profit business (other than the Company or an Affiliate) or hold any other position with any for profit business without receiving the prior written consent of the Independent Board.

3. Compensation and Benefits.  During the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for Executive’s services as follows:

(a) Annual Base Salary.  Executive shall be paid a base salary at the following annual rates, subject to any increase as determined by the Independent Board in its sole discretion (the “Annual Base Salary”), which Annual Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect:

Time Period	Annual Base Salary Rate
Effective Date through 2014 Annual Meeting	$497,000
2014 Annual Meeting through 2015 Annual Meeting	$500,000
2015 Annual Meeting through 2016 Annual Meeting	$250,000

(b) Annual Incentive Bonus.  Executive shall continue to be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Company.  The Incentive Bonus shall be established and determined in accordance with the Company’s annual cash incentive plan, as may be in effect from time to time, or otherwise as determined by the Independent Board, provided that the target level of the Incentive Bonus shall be as follows:

Time Period	Target Level of Incentive Bonus
Effective Date through 2014 Annual Meeting	50% of Annual Base Salary
2014 Annual Meeting through 2015 Annual Meeting	40% of Annual Base Salary
2015 Annual Meeting through 2016 Annual Meeting	40% of Annual Base Salary

Any Incentive Bonus shall be paid to Executive no later than two and one-half months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Independent Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.

(c) Company Incentive Plans.

(i) Executive shall continue to be eligible to participate, subject to the terms thereof, in all incentive plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company.

(ii) Executive shall be entitled to receive awards under, and subject to the terms of, the Company’s Amended and Restated Long Term Incentive Plan (including pro rata settlement upon Termination due to Executive’s retirement or death), where such awards shall continue to vest and become payable as long as Executive remains an employee or director of the Company, and on substantially similar terms as awards made to other senior executive officers of the Company, as follows:

Performance Period	Target Number of Shares
2014 – 2016	12,000
2015 – 2017	12,000

(d) Employee Benefits.  Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all tax qualified retirement and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, holiday and other paid time off policies, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives.

(e) Paid Time Off.  Executive shall be entitled to accrue paid vacation in accordance with and subject to the Company’s paid time off programs and policies as may be in effect from time to time.

(f) Reimbursements.  Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business.

4. Rights upon Termination.  This Agreement and Executive’s employment under this Agreement may be terminated for any of the reasons described in this Section 4, provided that this Agreement and Executive’s employment under this Agreement shall in all events terminate as of the Retirement Date if no such termination has occurred prior to the Retirement Date.  Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a) Minimum Benefits.  If the Termination Date occurs during the Employment Period for any reason or due to the expiration of the Employment Period, Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law.  Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives, or awards payable as described in Section 4(g)(i) shall be provided in accordance with the terms of the applicable plan, program, or arrangement.  Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement.

(b) Termination for Cause, Death, Voluntary Resignation, or Expiration.  If the Termination Date occurs during the Employment Period, and is a result of a Termination for Cause, Executive’s death, or a Termination by Executive other than for Good Reason, or if this Agreement expires, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Company and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.

(c) Involuntary Termination.  If Executive’s employment is subject to an Involuntary Termination, then, in addition to the Minimum Benefits, (i) the Company shall continue to provide Executive the compensation and benefits provided under Sections 3(a), 3(b) and 3(c) through the Retirement Date (with all Incentive Bonuses payable at target levels), in accordance with the normal payroll practices of the Company then in effect, and (ii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(d).

(d) Medical and Dental Benefits.  If Executive’s employment is subject to an Involuntary Termination, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date, then, provided Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the Involuntary Termination through the Retirement Date, such that Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Company during such period and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company (or an Affiliate) or violate any nondiscrimination requirements then applicable with respect to the applicable plans.  The coverages under this Section 4(d) may be procured directly by the Company (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical or dental plans, and provided, further, that the cost to the Company and its Affiliates shall not exceed the cost for continued COBRA coverage under the Company’s (or an Affiliate’s) plans, as set forth in the immediately preceding sentence.  In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 4(d) shall cease with respect to the eligible Executive and/or dependent.  Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.

(e) Change in Control Agreement.  In the event Executive becomes entitled to receive severance benefits under the Change in Control Agreement, Executive’s right to benefits, if any, under Section 4(c) and Section 4(d) shall cease immediately.  Any severance benefits Executive becomes entitled to pursuant to the Change in Control Agreement shall be reduced on a dollar-for-dollar basis by benefits previously paid to Executive under Section 4(c) and Section 4(d), if any; provided, however, that this Section 4(e) shall not affect the timing of payment of any severance benefits under the Change in Control Agreement, only the amount of such benefits.

(f) Golden Parachute Payment Adjustment.

(i) If the value of any payment or other benefit (the “Benefit”) Executive would receive in connection with a “change in ownership or control” within the meaning of Code Section 280G would (A) constitute a “parachute payment” within the meaning of Code Section 280G, and (B) but for this sentence, be subject to the Excise Tax, then the Benefit shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (1) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax or (2) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and, provided, further, that such election does not violate Code Section 409A): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

(ii) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in ownership or control shall perform any calculations necessary in connection with this Section 4(f).  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iii) The accounting firm engaged to make the determinations under this Section 4(f) shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Benefit is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Benefit.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and the Company, except as set forth below.

(iv) If, notwithstanding any reduction described in this Section 4(f), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within 30 days after a final IRS determination, or, in the event Executive challenges the final IRS determination, within 30 days after a final judicial determination, a portion of the payment equal to the Repayment Amount.  The “Repayment Amount” with respect to the payment of benefits shall be the smallest amount, if any, required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized.  The Repayment Amount with respect to the payment of benefits shall be $0 if a Repayment Amount of more than $0 would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized.  If the Excise Tax is not eliminated pursuant to this Section 4(f), Executive shall pay the Excise Tax.

(v) Notwithstanding any other provision of this Section 4(f), if (A) there is a reduction in the payment of benefits as described in this Section 4(f), (B) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (C) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits that were reduced pursuant to this Section 4(f) contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

(g) Other Benefits.

(i) Executive’s rights following a Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii) Except as specifically provided herein, the Company and its Affiliates shall have no further obligations to Executive under this Agreement following a Termination.

(h) Removal from any Boards and Positions.  Upon a Termination for Cause, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

(i) Regulatory Suspension and Termination.

(i) If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, all obligations of the Company and the Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings, provided that if the charges in such notice are dismissed, the Company (A) may in its discretion, pay Executive all or part of the compensation withheld while its and the Affiliates’ obligations under this Agreement were suspended and (B) shall reinstate in whole or in part, on a going forward basis, any of its and the Affiliates’ obligations that were suspended, all in accordance with Code Section 409A.

(ii) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, all obligations of the Company and the Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4(i) shall not affect any vested rights of the Parties.

(iii) If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 4(i) shall not affect any vested rights of the Parties.

(iv) All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(i) shall not affect any vested rights of the Parties.

(v) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.

(j) Clawback.  Notwithstanding any provision of this Agreement to the contrary, if any Severance Restrictions require the recapture or “clawback” of any amount paid to Executive under this Agreement following the Termination Date, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Executive’s receipt of a written notice from the Company indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions.

5. Release.  Notwithstanding any provision of this Agreement to the contrary, Executive shall not be entitled to any benefits under Section 4(c) or Section 4(d) (other than the Minimum Benefits), and shall repay to the Company any such benefits received, unless Executive executes (without subsequent revocation) and delivers to the Company a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.  When applicable, the Release must be executed by Executive’s designated beneficiary or the duly authorized representative of Executive’s estate.

6. Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business.  Executive further acknowledges that, during the course of Executive’s employment with the Company, Executive may produce and have access to Confidential Information.

(a) Confidential Information.  During the course of Executive’s service with the Company and following a Termination:

(i) Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties to the Company.

(ii) If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive’s activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto.

(iii) Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.

(iv) Executive shall abide by the Company’s policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates.  In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information.

(v) Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.

(b) Documents and Property.

(i) All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties to the Company, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon a Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

(ii) Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all the Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company and reasonable personal use in accordance with the Company’s applicable policies and procedures.  Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited.  The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates.  Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate.  Upon a Termination, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease, and Executive shall delete any Company and Affiliate information from Executive’s personal computer or other electronic device.

(c) Non-Competition and Non-Solicitation.  The primary service area of the Company’s business in which Executive will actively participate extends separately to the Restricted Area.  Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Company, Executive shall not, during Executive’s employment with the Company or during the Restricted Period, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i) Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity (or any substantially similar capacity) that Executive provided services to the Company, any person, firm, partnership, corporation, other business entity, or trust that owns, operates, or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Executive of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii) (A) Induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its Affiliates with whom Executive had an ongoing business relationship to cease doing business with the Company or its Affiliates or interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, or other business relations with whom Executive had an ongoing business relationship.

(iii) Solicit the business of any person or entity known to Executive to be a customer of the Company or its Affiliates, where Executive, or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(iv) Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that Executive devoted time to on behalf of the Company or any Affiliate (or any substantially similar products, activities, or services) and that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(v) Accept employment with, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would inevitably use or disclose the Company’s Confidential Information in Executive’s work or service for such Competitor.

(vi) The Parties acknowledge that Executive’s provision of consulting services following a Termination shall not, by itself, cause Executive to be in breach of this Section 6(c).

(d) Works Made for Hire; Ownership of Company Work Product.

(i) The Parties understand and agree that all work prepared by Executive for the Company or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Executive shall, and does, assign to the Company all of Executive’s right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto.  Executive waives and releases all moral rights in any of the works as Executive may possess by virtue of the Visual Artist’s Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law.  Executive shall not assert any claim based upon such moral rights against the Company, the Affiliates, or any of their respective successors in interest or assigns.  Executive shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Company or its Affiliates from the commercialization in any manner of the work.

(ii) Executive hereby assigns to the Company any right, title, and interest in and to all Company Work Product that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates.

(iii) Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Company Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

(iv) The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Company Work Product, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to the Confidential Information and Company Work Product, and shall not contest, challenge or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of the Confidential Information and Company Work Product, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.

(v) To the extent required by applicable state statute, this Section 6(d) shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive’s own time, unless the invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate.

(e) Consent and Release.  From time to time, the Company’s store locations may be the subject of a Promotional Work.  Executive acknowledges that Executive is aware that Executive’s name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Company may use Executive’s name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Company’s products and services, and, at all times, the Company, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Executive’s name, image, or likeness.  Executive, Executive’s heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Company, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Company’s or its Affiliates’ use of a Promotional Work that includes Executive’s name, image, or likeness.

(f) Online Medium.

(i) Executive shall not create or otherwise establish any Online Medium without the Company’s prior written consent.  Notwithstanding the foregoing, if Executive creates an Online Medium without such prior written consent, Executive shall, and hereby does (A) assign to the Company any right, title, and interest Executive may have in and to the Online Medium and (B) transfer to the Company all primary administrative rights to the Online Medium, including all codes and passwords.  If the Company has approved the content of any material to be posted or otherwise used online and obtained primary administrative rights to the Online Medium, then the Company may, at its sole and absolute discretion, provide Executive with subordinate administrative access to, and guidelines for, Executive’s use of such Online Medium in connection with Executive’s duties under this Agreement.  Executive has no right, title, or interest to any material or other information on any Online Medium including all “fans,” “followers,” “friends,” and “contacts” associated therewith that mentions, uses, or refers in any way to Company Proprietary and Intellectual Property, Company Work Product, or Confidential Information, which shall remain the sole and exclusive property of the Company, even if such Online Medium is established by Executive or otherwise held in the name of Executive.  Upon a Termination, the Company will remove Executive’s administrative access to the Online Medium.

(ii) Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Online Medium (including obtaining any available intellectual property or similar protection therefore in the United States and foreign countries).

(iii) The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Online Medium, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to the Online Medium, and shall not contest, challenge, or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of the Online Medium, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.

(g) Company Proprietary and Intellectual Property.  The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Company Proprietary and Intellectual Property, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to Company Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of Company Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.  Executive shall not use or otherwise exploit any of Company Proprietary and Intellectual Property in any manner not authorized by the Company.

(h) Remedies for Breach of Restrictive Covenant.

(i) Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope.

(ii) Executive acknowledges that (A) the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, (B) such restrictions create no undue hardships, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Company and such interests, and (D) such restrictions were a material inducement to the Company to employ Executive and to enter into this Agreement.

(iii) Executive must, and the Company may, communicate the existence and terms of this Section 6 to any third party with whom Executive may seek or obtain future employment or other similar arrangement.

(iv) In the event of any violation or threatened violation of the restrictions contained in this Section 6, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement or otherwise at law or in equity, shall not be required to provide any amounts or benefits under this Agreement and shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company post bond.

(v) If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

(i) Other Agreements.  In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

7. No Set-Off; No Mitigation.  Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

8. Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the principal headquarters of the Company, attention: Board of Directors; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9. Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Indiana, without regard to principles of conflict of laws (whether in the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

10. Choice of Venue and Consent to Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts located in the City of Warsaw, Indiana, if such courts have or can acquire jurisdiction, and if such jurisdiction does not exist and cannot be acquired, to the exclusive jurisdiction of the United States District Court serving the City of Warsaw, Indiana, for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise.

11. Service of Process.  Each Party may be served with process in any manner permitted under State of Indiana law, or by United States registered or certified mail, return receipt requested.

12. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral; provided, however, that, except as provided in Section 4(e), the Change in Control Agreement shall remain in full force and effect.

13. Withholding of Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

14. No Assignment.  Executive’s right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this Section 14, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

15. Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

16. Indemnification.

(a) The Company and the Bank shall provide Executive (including his heirs, personal representatives, executors, and administrators) for the term of this Agreement with coverage under a standard directors’ and officers’ liability insurance policy at their expense.

(b) In addition to the insurance coverage provided for in this Section 16, the Company and the Bank shall hold harmless and indemnify Executive (and his heirs, personal representatives, executors, and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive’s having been an officer of the Company and the Bank (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities).

(c) If Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Company and the Bank have agreed to provide insurance coverage or indemnification under this Section 16, the Company and the Bank shall, to the fullest extent permitted under applicable law, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (collectively “Expenses”) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding, subject to receipt by the Company and the Bank of a written undertaking from Executive (i) to reimburse the Company and the Bank for all Expenses actually paid by the Company and the Bank to or on behalf of Executive if it shall be ultimately determined that Executive is not entitled to indemnification by the Company and the Bank for such Expenses and (ii) to assign to the Company and the Bank all rights of Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Company and the Bank to or on behalf of Executive.

17. Legal Fees.  The Company shall reimburse Executive for up to $10,000 of reasonable attorneys’ fees incurred by Executive in the negotiation and preparation of this Agreement, in accordance with the normal reimbursement practices of the Company.

18. Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Parties.

19. Code Section 409A.

(a) To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company.  It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent.  Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Termination unless such Termination constitutes a “separation from service” within the meaning of Code Section 409A.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).  This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement.  This Section 19 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(b) Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

20. Scope of Company and Affiliate Obligations.  Although the Company and its Affiliates may have jointly obligated themselves to Executive under certain provisions of this Agreement, in no event shall Executive be entitled to more than what is explicitly provided for hereunder, such that no duplicative payments shall be provided under this Agreement.

21. Construction.

(a) In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (v) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (vi) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vii) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (viii) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (ix) all words used shall be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(b) If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

(c) The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.

(d) Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

22. Definitions.  As used in this Agreement, the terms defined in this Section 22 have the meanings set forth below.

(a) “Affiliate” means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.

(b) “Agreement” means this transitional employment agreement, made and entered into as of the Effective Date, by and between the Parties.

(c) “Annual Base Salary” has the meaning set forth in Section 3(a).

(d) “Annual Meeting” means a regularly-scheduled annual meeting of the Company.

(e) “Bank” means Lake City Bank, an Indiana chartered bank with its main office located in Warsaw, Indiana.

(f) “Bank Board” means the Board of Directors of the Bank.

(g) “Benefit” has the meaning set forth in Section 4(f)(i).

(h) “Board” means the Board of Directors of the Company.

(i) “Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

(j) “Change in Control Agreement” means that certain Change in Control Agreement between the Company and Executive, effective July 11, 2000, as amended effective December 9, 2008, and as subsequently amended effective December 13, 2011.

(k) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(l) “Code” means the Internal Revenue Code of 1986.

(m) “Company” means Lakeland Financial Corporation, an Indiana corporation.

(n) “Company Proprietary and Intellectual Property” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.

(o) “Company Work Product” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Executive in the course of Executive’s employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any.  Notwithstanding the foregoing sentence, to the extent required by applicable state statute, Company Work Product shall not include (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.

(p) “Competitor” means a bank, savings bank, savings and loan association, credit union, or similar financial institution.

(q) “Confidential Information” means confidential or proprietary non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.

(r) “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(s) “Effective Date” means September 4, 2013.

(t) “Employment Period” has the meaning set forth in Section 1.

(u) “Excise Tax” means the excise tax imposed under Code Section 4999.

(v) “Executive” means Michael L. Kubacki.

(w) “FDIA” means the Federal Deposit Insurance Act.

(x) “FDIC” means the Federal Deposit Insurance Corporation.

(y) “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i) A material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties from those in effect in accordance with Section 2; provided, however, that a change in title as a result of a merger or reorganization of the Company or the Bank, where Executive maintains a similar level of responsibility or oversight, shall not constitute Good Reason or a breach of this Agreement;

(ii) A material reduction in Executive’s then-current Annual Base Salary or target Incentive Bonus opportunity, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date;

(iii) A relocation of Executive’s primary place of employment of more than 35 miles;

(iv) Removal of Executive from, or failure to elect Executive to, the Board or the Bank Board; or

(v) A material breach by the Company of this Agreement.

Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to a Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.

(z) “Incentive Bonus” has the meaning set forth in Section 3(b).

(aa) “Independent Bank Board” means the members of the Bank Board other than Executive.

(bb) “Independent Board” means the members of the Board other than Executive.

(cc) “Involuntary Termination” means a Termination during the Employment Period either:

(i) As a result of Executive’s Disability;

(ii) By the Company, other than (A) a Termination for Cause, (B) a termination as a result of Executive’s death, or (C) a termination due to the expiration of this Agreement; or

(iii) By Executive for Good Reason.

(dd) “IRS” means the United States Internal Revenue Service.

(ee) “Minimum Benefits” means, as applicable, the following:

(i) Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii) Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause;

(iii) Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;

(iv) Executive’s unreimbursed business expenses through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within 15 days following the Termination Date; and

(v) The benefits, incentives, and awards described in Section 4(g)(i).

(ff) “Online Medium” means any website, domain, social network account or identity, blog, feed, email address, email distribution list, or other Internet account or presence (including Instagram, Tumblr, Facebook, Twitter, and Flicker) that incorporates, exploits, utilizes, displays, or otherwise makes use of any of the Company Proprietary and Intellectual Property, Company Work Product, or Confidential Information.

(gg) “Parties” means the Company, the Bank, and Executive.

(hh) “Promotional Work” means, without limitation, photographs, films, clips, sketches, segments, and other media and promotional works.

(ii) “Reduced Amount” has the meaning set forth in Section 4(f)(i).

(jj) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(kk) “Repayment Amount” has the meaning set forth in Section 4(f)(iv).

(ll) “Restricted Area” means the area that encompasses a 25-mile radius from each banking or other office location of the Company and its Affiliates.

(mm) “Restricted Period” means a period of 12 months immediately following a Termination, whether such Termination occurs during the Employment Period or thereafter.

(nn) “Restrictive Covenant” has the meaning set forth in Section 6(c).

(oo) “Retirement Date” has the meaning set forth in the Recitals.

(pp) “Severance Restrictions” means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Company or any Affiliate to seek or demand repayment or return of any payments made to Executive for any reason, including the Company, an Affiliate or their successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

(qq) “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period.  For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(rr) “Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.

(ss) “Termination” means termination of Executive’s employment with the Company and all Affiliates for any reason or no reason.

(tt) “Termination Date” means the date of Termination.

(uu) “Termination for Cause” means a termination of Executive’s employment by the Company as a result of any of the following (in each case as determined by the Independent Board):

(i) Executive’s willful and continuing failure to perform Executive’s obligations hereunder, which failure is not remedied within five business days after receipt of written notice of such failure from the Company;

(ii) Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(iii) Executive’s breach of fiduciary responsibility;

(iv) An act of dishonesty by Executive that is materially injurious to the Company or an Affiliate;

(v) Executive’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate;

(vi) Executive’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(vii) A material breach by Executive of this Agreement;

(viii) An act or omission by Executive that leads to a material harm (financial or reputational) to the Company or an Affiliate; or

(ix) A material breach by Executive of Company policies as may be in effect from time to time.

Further, a Termination for Cause shall be deemed to have occurred if, after the Termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.  In the event Executive’s termination is determined to be a Termination for Cause as provided in the immediately preceding sentence, Executive shall immediately repay all severance benefits paid to Executive pursuant to the Termination.

Further, with respect to subsections (i), (iv), (vii), (viii), and (ix), Executive shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Executive’s employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present, with the presence of counsel, to the Independent Board Executive’s position regarding any dispute relating to the existence of any grounds for Termination for Cause.

Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Board or its designee, or (B) any negotiations between the Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Executive.

(vv) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

23. Survival.  The provisions of Section 4, 6, and 16 shall survive the termination of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

LAKELAND FINANCIAL CORPORATION

By: /s/ Daniel F. Evans, Jr.

Print Name: Daniel F. Evans, Jr.

Title: Director

LAKE CITY BANK

By: /s/ David M. Findlay

Print Name: David M. Findlay

Title: President and Chief Financial Officer

MICHAEL L. KUBACKI

By: /s/ Michael L. Kubacki

EXHIBIT A

Agreement and Release and Waiver

This Agreement and Release (“Agreement”) is made and entered into by and between Lakeland Financial Corporation (the “Company”) and [_______________] (“Executive”).

Whereas, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and

Whereas, Executive and the Company are parties to that certain Transitional Employment Agreement, made and entered into as of [_______________], as amended (the “Employment Agreement”).

Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1.           Termination of Employment.  Executive’s employment with the Company shall terminate effective as of the close of business on [_______________] (the “Termination Date”).

2.           Compensation and Benefits.  Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a)           Severance Amount.  [_______________].

(b)           Accrued Salary and Vacation.  Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c)           COBRA Benefits.  [_______________].

(d)           Executive Acknowledgement.  Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits.  Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(e)           Withholding.  The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

3.           Termination of Benefits.  Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date.  Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4.           Release of Claims and Waiver of Rights.  Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a)           Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,

(b)           Relating to wages, bonuses, other compensation, or benefits,

(c)           Relating to any employment or change in control contract,

(d)           Relating to any employment law, including

(i)	The United States and State of Indiana Constitutions,

(ii)	The Civil Rights Act of 1964,

(iii)	The Civil Rights Act of 1991,

(iv)	The Equal Pay Act,

(v)	The Employee Retirement Income Security Act of 1974,

(vi)	The Age Discrimination in Employment Act (the “ADEA”),

(vii)	The Americans with Disabilities Act,

(viii)	Executive Order 11246, and

(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e)           Relating to any right of payment for disability,

(f)           Relating to any statutory or contractual right of payment, and

(g)           For relief on the basis of any alleged tort or breach of contract under the common law of the State of Indiana or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Indiana.

5.           Exclusions from General Release.  Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation.  Executive is, however, waiving the right to recover any money in connection with a charge or investigation.  Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6.           Covenant Not to Sue.

(a)           A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court.  It is different from the release of claims and waiver of rights contained in Section 4 above.  Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release.  Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement.  If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit.  In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement.  In that event, the Company shall have no obligation to make any further Severance Payments.

(b)           If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7.           Representations by Executive.  Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys.  Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release.  Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement.  After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement.  Executive acknowledges that Executive may revoke this Agreement within seven days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto.  Any revocation must be in writing and directed to [_______________].  If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

8.           Restrictive Covenants.  Section 6 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.

9.           Non-Disparagement.  Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees.  Executive shall do nothing that would damage the Company’s business reputation or goodwill.

10.           Company Property.

(a)           Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b)           Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates.  Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

11.           No Admissions.  The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

12.           Confidentiality of Agreement.  Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

13.           Non-Waiver.  The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

14.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Indiana, without regard to principles of conflict of laws (whether in the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

15.           Entire Agreement.  This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

17.           Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

18.           Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.  In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements.  In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive.  Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.

19.           Construction.  In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

20.           Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested.  The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs.  The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

LAKELAND FINANCIAL CORPORATION

By:

Print Name:

Title:

Date:

EXECUTIVE

By:

Print Name:

Date:

A-